Exhibit 99.1

FOR IMMEDIATE RELEASE

GSE SYSTEMS ANNOUNCES 2014 SECOND QUARTER FINANCIAL RESULTS

Q2 2014 OVERVIEW
•	Revenue of $8.3 million compared to $11.0 million in Q2 2013.
•	Gross profit of $2.6 million, or 32.0% of revenues, compared to gross profit (excluding non-cash charge) of $2.8 million, or 25.5% of revenues, in Q2 2013.
•	Net loss of $2.0 million, or $0.11 per diluted share, compared to a net loss (excluding non-cash charges) of $1.6 million, or $0.09 per diluted share, in Q2 2013.
At June 30, 2014
•	Total cash and equivalents of $18.1 million, or $1.01 per diluted share.
•	Working capital of $21.8 million.
•	$0 long-term debt.
•	Backlog of $36.1 million.

Sykesville, MD – August 15, 2014 - GSE Systems, Inc. ("GSE" or "the Company") (NYSE MKT: GVP), a global energy services solutions provider, today announced financial results for the second quarter ("Q2") ended June 30, 2014.

Jim Eberle, Chief Executive Officer of GSE, said, "Our Q2 results reflect the ongoing challenges of our nuclear and fossil end markets.  Although economic and regulatory uncertainties, especially with respect to coal-fired power plants, have caused lingering delays in capital expenditure programs, we booked approximately $15.9 million of new orders during the first six months of 2014.  This business development activity is reflected in our backlog at June 30, 2014, which rose by $1.3 million from March 31, 2014.  We estimate that potential orders totaling $18.3 million are being delayed by our clients as they continue to address a dynamic industry landscape."

Q2 2014 RESULTS
Q2 2014 revenue declined 25.0% to $8.3 million from $11.0 million in Q2 2013.  The decrease in revenue was mainly caused by a $2.4 million decline in revenue from the $36.6 million Slovakia simulator project, which was completed and entered warranty in April 2014.  In addition, revenue generated from fossil fuel simulation projects decreased by $1.0 million in Q2 2014 as compared to Q2 2013, the result of the completion of several large projects in 2013 and a continued sluggishness in capital spending by fossil fuel utilities.
Gross profit in Q2 2014 was $2.6 million, or 32.0% of revenue, as compared to $0.6 million, or 5.8% of revenue, in Q2 2013.  In Q2 2013 the Company recorded a $2.2 million non-cash write down of capitalized software development costs. Excluding this non-cash write down, Q2 2013 gross profit would have been $2.8 million, or 25.5% of revenue.
Sales, general & administrative expenses (SG&A) in Q2 2014 rose 12.8% to $4.5 million from $3.9 million in Q2 2013.  This increase was due mainly to higher software product development expenses and severance and restructuring costs related to our Swedish operations, partially offset by lower bidding and proposal costs.
Operating loss for Q2 2014 was $2.0 million compared to an operating loss of $8.0 million in Q2 2013.  In addition to the above-referenced $2.2 million write down, GSE also incurred a $4.5 million goodwill impairment charge in Q2 2013. Excluding these charges, operating loss for Q2 2013 was $1.3 million.
Net loss for Q2 2014 was $2.0 million, or $0.11 per basic and diluted share, compared to a net loss of $8.2 million, or $0.45 per basic and diluted share, in Q2 2013.  Excluding the $6.6 million in one-time, non-cash charges, the net loss for Q2 2013 would have been $1.6 million, or $0.09 per diluted share.
The EBITDA (Earnings before interest, taxes, depreciation and amortization) loss for Q2 2014 was $1.8 million compared to an EBITDA loss of $1.4 million in Q2 2013.

Backlog at June 30, 2014 rose to $36.1 million from $34.8 million at March 31, 2014.

GSE's cash position at June 30, 2014 was $18.1 million, excluding $1.0 million of restricted cash, as compared to $20.8 million at March 31, 2014.

CONFERENCE CALL
Management will host a conference call today at 9:00 am Eastern Time to discuss Q2 results and other matters.

Interested parties may participate in the call by dialing:

•	(877) 407-9753 (Domestic) or
•	(201) 493-6739 (International)

The conference call will also be accessible via the following link:
http://www.investorcalendar.com/IC/CEPage.asp?ID=173016

ABOUT GSE SYSTEMS, INC.
GSE Systems, Inc. is a world leader in real-time high-fidelity simulation, providing a wide range of simulation, training and engineering solutions to the energy and process industries. Its comprehensive and modular solutions help customers achieve performance excellence in design, training and operations.  GSE's products and services are tailored to meet specific client requirements such as scope, budget and timeline.  The Company has over four decades of experience, more than 1,100 installations, and hundreds of customers in over 50 countries spanning the globe.  GSE Systems is headquartered in Sykesville (Baltimore), Maryland, with offices in St. Marys, Georgia; Cary, North Carolina; Chennai, India; Nyköping, Sweden; Stockton-on-Tees, UK; Glasgow, UK; and Beijing, China.  Information about GSE Systems is available at www.gses.com.

FORWARD LOOKING STATEMENTS
We make statements in this press release that are considered forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934. These statements reflect our current expectations concerning future events and results. We use words such as "expect," "intend," "believe," "may," "will," "should," "could," "anticipates," and similar expressions to identify forward-looking statements, but their absence does not mean a statement is not forward-looking. These statements are not guarantees of our future performance and are subject to risks, uncertainties, and other important factors that could cause our actual performance or achievements to be materially different from those we project. For a full discussion of these risks, uncertainties, and factors, we encourage you to read our documents on file with the Securities and Exchange Commission, including those set forth in our periodic reports under the forward-looking statements and risk factors sections. We do not intend to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

Company Contact	The Equity Group Inc.
Jim Eberle	Devin Sullivan
Chief Executive Officer	Senior Vice President
GSE Systems, Inc.	(212) 836-9608
(410) 970-7950	dsullivan@equityny.com

Thomas Mei
Associate
(212) 836-9614
tmei@equityny.com

GSE SYSTEMS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except share and per share data)

	(unaudited)		(unaudited)
	Three Months ended		Six Months ended
	June 30,		June 30,
	2014	2013	2014	2013

Contract revenue	$8,276	$11,034	$17,000	$23,417
Cost of revenue	5,629	8,219	12,129	17,521
Write-down of capitalized software development costs	-	2,174	-	2,174

Gross profit	2,647	641	4,871	3,722

Selling, general and administrative	4,452	3,946	8,596	8,111
Goodwill impairment loss	-	4,462	-	4,462
Depreciation	134	146	273	299
Amortization of definited-lived intangible assets	36	52	72	104
Operating expenses	4,622	8,606	8,941	12,976

Operating loss	(1,975)	(7,965)	(4,070)	(9,254)

Interest income, net	28	24	59	63
Gain (loss) on derivative instruments	5	(410)	109	(143)
Other income (expense), net	3	94	(7)	(11)

Loss before income taxes	(1,939)	(8,257)	(3,909)	(9,345)

Provision (benefit) for income taxes	47	(58)	101	9

Net loss	$(1,986)	$(8,199)	$(4,010)	$(9,354)

Basic loss per common share	$(0.11)	$(0.45)	$(0.22)	$(0.51)
Diluted loss per common share	$(0.11)	$(0.45)	$(0.22)	$(0.51)

Weighted average shares outstanding - Basic	17,887,859	18,299,108	17,887,859	18,320,653
Weighted average shares outstanding - Diluted	17,887,859	18,299,108	17,887,859	18,320,653

GSE SYSTEMS, INC AND SUBSIDIARIES
Selected balance sheet data
	(unaudited)
	June 30, 2014	December 31, 2013

Cash and cash equivalents	$18,103	$15,643
Restricted cash - current	11	45
Current assets	36,179	43,944
Long-term restricted cash	1,021	1,021
Total assets	41,086	48,827

Current liabilities	$14,393	$17,953
Long-term liabilities	78	487
Stockholders' equity	26,615	30,387
EBITDA Reconciliation

EBITDA is not a measure of financial performance under generally accepted accounting principles ("GAAP").  Management believes EBITDA, in addition to operating profit, net income and other GAAP measures, is useful to investors to evaluate the Company's results because it excludes certain items that are not directly related to the Company's core operating performance. Investors should recognize that EBITDA might not be comparable to similarly-titled measures of other companies.  This measure should be considered in addition to, and not as a substitute for or superior to, any measure of performance prepared in accordance with GAAP.  A reconciliation of EBITDA to the most directly comparable GAAP measure in accordance with SEC Regulation G follows:

	Three Months ended		Six Months ended
	June 30,		June 30,
	2014	2013	2014	2013

Net loss	$(1,986)	$(8,199)	$(4,010)	$(9,354)
Interest income, net	(28)	(24)	(59)	(63)
Provision (benefit) for income taxes	47	(58)	101	9
Write-down of capitalized software development costs	-	2,174	-	2,174
Depreciation and amortization	170	198	345	403
Goodwill impairment loss	-	4,462	-	4,462
EBITDA	$(1,797)	$(1,447)	$(3,623)	$(2,369)